Attachment to item 77Q3:
 Clarification of certain NSAR information


PHOENIX MULTI-SERIES TRUST
CIK# 0000884122

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1- Class A $6,242, Class B $607, Class C $3,909 Class T $854. Series 2- Class A $3,626, Class B $720, Class C $274.

73A1/73A2-
Series 1- Class A $0.108, Class B $0.096, Class C $0.102, Class T $0.089 Series 2- Class A $0.346, Class B $0.308, Class C $0.308.

74U1/74U2-
Series 1- Class A 72,246, Class B 6,715, Class C 44,394 Class T $17,020 Series 2- Class A 10,505, Class B 2,193, Class C 942 .

74V1/74V2-
Series 1- Class A $4.76, Class B $4.74, Class C $4.79, Class T $4.78 Series 2- Class A $10.81, Class B $10.78, Class C $10.83.